EXHIBIT 11

                             INTERSTATE BAKERIES CORPORATION
                  SCHEDULE REGARDING COMPUTATION OF PER SHARE EARNINGS
                              (000's EXCEPT PER SHARE DATA)

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

                                                 Sixteen Weeks Ended        Forty Weeks Ended
                                                ---------------------     ---------------------
                                                 March 7,    March 8,      March 7,    March 8,
                                                   1998        1997          1998        1997
                                                ---------   ---------     ---------   ---------
Net income                                      $ 29,871    $ 22,629      $ 93,998    $ 67,538
                                                ========    ========      ========    ========

Basic weighted average common shares
 outstanding                                      73,349      75,058        73,665      74,882
Effect of dilutive stock compensation              1,418       1,528         1,389       1,208
                                                --------    --------      --------    --------
Diluted weighted average common
 shares outstanding                               74,767      76,586        75,054      76,090
                                                ========    ========      ========    ========

Earnings per share:
  Basic                                         $    .41    $    .30      $   1.28    $    .90
                                                ========    ========      ========    ========
  Diluted                                       $    .40    $    .30      $   1.25    $    .89
                                                ========    ========      ========    ========

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